                                  EXHIBIT 99.3

                 CUSTOMER INFORMATION MANAGEMENT SYSTEMS (CIMS)
         UNAUDITED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                                 MARCH 31, 2000
                                 (In Thousands)


                                 Assets Acquired

Current Assets
  Accounts receivable                                  $  724
  Unbilled revenue                                        480
                                                       ------
    Total current assets                               $1,204

Property and equipment, net                               291
Software, net                                           2,032
Goodwill, net                                             917
                                                       ------
      Total assets                                     $4,444
                                                       ======


                               Liabilities Assumed

Current Liabilities
  Customer refunds                                     $    -
  Deferred revenue                                        332
                                                       ------
    Total current liabilities                             332
                                                       ------

        Net assets acquired                            $4,112
                                                       ======
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                 CUSTOMER INFORMATION MANAGEMENT SYSTEMS (CIMS)
               UNAUDITED STATEMENT OF REVENUES AND DIRECT EXPENSES
                       FOR THE THREE MONTHS ENDED MARCH 31
                                 (In Thousands)

                                                         1999                           2000
                                                    --------------                 --------------
Sales                                                  $  845                         $  559
Cost of Sales                                             276                            513
                                                       ------                         ------
Gross Margin                                              569                             46

Selling & Marketing Expenses                              191                            515
G&A Expenses                                              382                            150
Depreciation and amortization                              98                              -
                                                       ------                         ------
      Total SG&A                                          671                            665
                                                        ------                        ------
Operating Loss                                         $ (102)                        $ (619)
                                                        ======                        ======



See accompanying Notes to Financial Statements


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                     CUSTOMER INFORMATION MANAGEMENT SYSTEMS
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.   Basis of Presentation

     The financial statements at March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited, but included all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results. Operating results for the three month period ended March 31, 1999 and 2000 are not necessarily indicative of results that my be expect for any future periods.

     The accompanying unaudited interim financial statements have been prepared with the assumption that users of the interim financial information have read Customer Information Management System's audited financial statements for the year ended December 31, 1999. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in these audited financial statements have been omitted from these unaudited interim financial statements. While management believes the disclosures presented are adequate to make these financials statements not misleading, these financial statements should be read in conjunction with CIMS' audited financial statements and related notes. The accompanying financial statements present the assets, current liabilities and net assets acquired and the related revenues less direct expenses before income taxes of CIMS and are not intended to be a complete presentation of CIMS' financial position or results of operations. The results of revenues less direct expenses before income taxes are not necessarily indicative of the results of operations before income taxes that would have resulted if CIMS had been operated on a stand-alone basis.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

2.   Acquisition by SEDONA Corporation

     In April 2000, CIMS was acquired by SEDONA Corporation, a provider of customer relationship management ("CRM") software. As a result of this transaction, SEDONA will enhance the development of its Internet-based CRM strategy by obtaining a comprehensive CRM product suitable for smaller to mid-sized businesses and approximately 80 client accounts.

     In connection with the transaction, SEDONA issued $1.5 million in 8% convertible preferred stock and warrants exercisable into 247,934 shares of SEDONA common stock at an exercise price of $3.025 per share. SEDONA also will pay Acxiom a 10% royalty fee on all collections of license fees derived from CIMS technology, such royalties to be not less than $1 million over the three year period following the acquisition and assume certain liabilities related principally to the service and warrant contracts assigned by Acxiom to SEDONA.